Ex. 21.1

SUBSIDIARIES OF AMERICAN FARMLAND COMPANY

Name	Jurisdiction of Formation/ Incorporation
Abraham (IL) LLC	Delaware
AFC California LLC	Delaware
AFC Florida LLC	Delaware
AFC Illinois LLC	Delaware
AFC Illinois II LLC	Delaware
AFCO CA TRS LLC	Delaware
American Farmland Company L.P.	Delaware
Arnold (CA) LLC	Delaware
Hoover (CA) LLC	Delaware
Jebbie (FL) LLC	Delaware
Jefferson (AR) LLC	Delaware
Jerry Farms LLC	Delaware
Jimmy (GA) LLC	Delaware
Leland Farms (CA) LLC	Delaware
Milhous (CA) LLC	Delaware
Ronald (CA) LLC	Delaware
Sargent Farms (CA) LLC	Delaware
Scott (FL) LLC	Delaware
Shortridge Farms (CA) LLC	Delaware
Warren (CA) LLC	Delaware